Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ramtron International Corporation:

We consent to the incorporation by reference in the following registration statements of Ramtron International Corporation of our report dated February 17, 2010, with respect to the consolidated balance sheets of Ramtron International Corporation as of December 31, 2009 and 2008 and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for the years then ended which report appears in the December 31, 2009 annual report on Form 10-K of Ramtron International Corporation.

Form	Registration Statement	Description

S-8	333-33554	Stock Option Plan
S-8	333-60594	Stock Option Plan
S-8	333-66252	Stock Option Plan
S-3	333-19119	Resale Registration Statement including shares issuable upon exercise of warrants.
S-3	333-128653	Shares issued upon acquisition of Goal Semiconductor, Inc.
S-3	333-87404	Shares issuable upon exercise of debenture warrants and other warrants.
S-8	333-133760	Stock Option Plan
S-3	333-139478	Resale Registration including shares issuable upon exercise of warrants.
S-8	333-163229	Stock Option Plan

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

February 17, 2010
Denver, Colorado